Exhibit 5

Porter Wright
Morris & Arthur LLP
41 South High Street
Suites 2800-3200
Columbus, Ohio 43215-6194
Direct: (614) 227-2000
Fax: 614-227-2100
Toll free: 800-533-2794
www.porterwright.com
CINCINNATI
CLEVELAND
COLUMBUS
DAYTON
NAPLES
WASHINGTON, DC
March 31, 2009
Huntington Bancshares Incorporated
Huntington Center
41 S. High St.
Columbus, Ohio 43287
Re: Registration Statement on Form S-8 Huntington Bancshares Incorporated Supplemental Stock Purchase and Tax Savings Plan (the “Plan”)
Ladies and Gentlemen:
          We have acted as counsel for Huntington Bancshares Incorporated, a Maryland corporation (“Huntington”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”), filed by Huntington with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the registration of 500,000 shares of Huntington common stock, $0.01 par value (the “Shares”), to be issued under the Plan.
          In connection with this opinion, we have examined such corporate records, documents, and other instruments of the registrant as we have deemed necessary.
          Based on the foregoing, we are of the opinion that the Shares will, when issued and paid for in accordance with the provisions of the Plan, be legally issued, fully paid and nonassessable, and entitled to the benefits of the Plan.
          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ PORTER, WRIGHT, MORRIS & ARTHUR LLP

PORTER, WRIGHT, MORRIS & ARTHUR LLP